Exhibit 2.3

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

GASTAR EXPLORATION INC.
AS SELLER,
AND

OKLAHOMA ENERGY ACQUISITIONS, LP
AS BUYER

DATED MAY 1, 2015

TABLE OF CONTENTS
		Page
	Article I
	DEFINITIONS
Section 1.01	Defined Terms	1
Section 1.02	Interpretation	11
	Article II
	ASSETS
Section 2.01	Agreement to Sell and Purchase	11
Section 2.02	Assets	11
Section 2.03	Excluded and Reserved Assets	12
Section 2.04	Revenues and Expenses	14
	Article III
	CONSIDERATION
Section 3.01	Purchase Price	14
Section 3.02	Deposit	14
Section 3.03	Allocated Values	15
Section 3.04	Purchase Price Allocation	15
	Article IV
	TITLE MATTERS
Section 4.01	General Disclaimer of Title Warranties and Representations	15
Section 4.02	Special Warranty	15
Section 4.03	Recovery on Special Warranty	16
Section 4.04	Title Examination Period	16
Section 4.05	Title Defects	16
Section 4.06	Notice of Title Defects	18
Section 4.07	Remedies for Title Defects	20
Section 4.08	Title Benefits	20
Section 4.09	Limitations	21
Section 4.10	Title Defect Amount	21
Section 4.11	Resolution of Title and Environmental Matters	22
Section 4.12	Consents to Assign	23
	Article V
	ENVIRONMENTAL
Section 5.01	Environmental Examination Period	24
Section 5.02	Environmental Defect	24
Section 5.03	Notice of Environmental Defects	24
Section 5.04	Remedies for Environmental Defects	26
Section 5.05	Limitations	26
	Article VI
	REPRESENTATIONS AND WARRANTIES
Section 6.01	Representations and Warranties of Seller	26
Section 6.02	Representations and Warranties of Buyer	30

i

TABLE OF CONTENTS
		Page
	Article I
	DEFINITIONS
Section 1.01	Defined Terms	1
Section 1.02	Interpretation	11
	Article II
	ASSETS
Section 2.01	Agreement to Sell and Purchase	11
Section 2.02	Assets	11
Section 2.03	Excluded and Reserved Assets	12
Section 2.04	Revenues and Expenses	14
	Article III
	CONSIDERATION
Section 3.01	Purchase Price	14
Section 3.02	Deposit	14
Section 3.03	Allocated Values	15
Section 3.04	Purchase Price Allocation	15
	Article IV
	TITLE MATTERS
Section 4.01	General Disclaimer of Title Warranties and Representations	15
Section 4.02	Special Warranty	15
Section 4.03	Recovery on Special Warranty	16
Section 4.04	Title Examination Period	16
Section 4.05	Title Defects	16
Section 4.06	Notice of Title Defects	18
Section 4.07	Remedies for Title Defects	20
Section 4.08	Title Benefits	20
Section 4.09	Limitations	21
Section 4.10	Title Defect Amount	21
Section 4.11	Resolution of Title and Environmental Matters	22
Section 4.12	Consents to Assign	23
	Article V
	ENVIRONMENTAL
Section 5.01	Environmental Examination Period	24
Section 5.02	Environmental Defect	24
Section 5.03	Notice of Environmental Defects	24
Section 5.04	Remedies for Environmental Defects	26
Section 5.05	Limitations	26
	Article VI
	REPRESENTATIONS AND WARRANTIES
Section 6.01	Representations and Warranties of Seller	26
Section 6.02	Representations and Warranties of Buyer	30

ii

Exhibits
Exhibit A	Part 1	Leases/Allocated Values
Exhibit A	Part 1-A	Term Leases/Allocated Values
Exhibit A	Part 1-B	Overriding Royalty Interests/Allocated Values
Exhibit A	Part 2	Wells/Allocated Values
Exhibit A	Part 3	Easements, Rights-of-Way, Surface Fees and Surface Leases
Exhibit A	Part 4	Material Contracts
Exhibit B	–	Excluded Assets
Exhibit C	–	Form of Assignment
Exhibit D	–	Form of Mineral Deed

Schedules
Schedule 1.01	–	Knowledge
Schedule 1.01(a)	–	Mechanics’ Liens
Schedule 1.01(b)	–	Tax Liens
Schedule 6.01(c)	–	Consents
Schedule 6.01(e)	–	Noncontravention
Schedule 6.01(f)	–	Litigation
Schedule 6.01(g)	–	Brokers’ Fees
Schedule 6.01(h)	–	Taxes
Schedule 6.01(i)	–	Royalty Payments
Schedule 6.01(j)	–	Hydrocarbon Sales
Schedule 6.01(k)	–	Environmental Notices
Schedule 6.01(l)	–	Compliance with Laws
Schedule 6.01(n)	–	AFEs
Schedule 6.01(p)	–	Imbalances
Schedule 6.01(q)	–	Payout Balances
Schedule 6.01(r)	–	Plugging and Abandonment
Schedule 6.01(u)	–	Suspended Funds
Schedule 6.02(c)	–	Consents
Schedule 7.04	–	Interim Period Operations

iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 1st day of May, 2015, by and between Gastar Exploration Inc., a Delaware corporation (“Seller”) and Oklahoma Energy Acquisitions, LP, a Texas limited partnership (“Buyer”). Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”
W I T N E S S E T H:
Seller desires to sell and assign, and Buyer desires to purchase and pay for all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:
Article I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accounting Arbitrator” shall have the meaning given that term in Section 9.02(d).
“Acreage Trade and Purchase Agreement” shall mean that certain Acreage Trade and Purchase Agreement dated as of October 1, 2014 between Chesapeake Exploration, L.L.C. and Gastar Exploration U.S.A., Inc.
“Adjusted Purchase Price” shall have the meaning given that term in Section 3.01.
“AFEs” shall have the meaning given that term in Section 6.01(n).
“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.
“Agreement” shall mean this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.
“Allocated Value” shall have the meaning given that term in Section 3.03.
“Allocation” shall have the meaning given that term in Section 3.04.

“Asserted Environmental Defect” shall have the meaning given that term in Section 5.03.
“Asserted Title Defect” shall have the meaning given that term in Section 4.06.
“Assets” shall have the meaning given that term in Section 2.02.
“Asset Taxes” means ad valorem, property, severance, production, excise, sales, use and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.
“Assignments” shall have the meaning given that term in Section 9.03(a).
“Assumed Obligations” shall have the meaning given that term in Section 12.01.
“Benefit Deductible” shall have the meaning given that term in Section 4.08(b).
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or obligated by Law to close.
“Buyer” shall have the meaning given that term in the preamble.
“Buyer Indemnitees” shall mean Buyer and its members, partners, shareholders and Affiliates, and the officers, board of directors and/or managers, employees, agents and representatives of all of the foregoing Persons.
“Chesapeake Cooperation Agreement” shall mean that certain Cooperation Agreement dated effective as of June 7, 2013 between Chesapeake Exploration, L.L.C. and Gastar Exploration U.S.A., Inc.
“Claim” shall have the meaning given that term in Section 12.11(b).
“Claim Notice” shall have the meaning given that term in Section 12.11(b).
“Closing” shall have the meaning given that term in Section 9.01.
“Closing Date” shall have the meaning given that term in Section 9.01.
"Closing Statement" shall have the meaning given that term in Section 9.02.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of February 25, 2015, by and between Buyer and Seller.
“Consent” shall have the meaning given that term in Section 6.01(c).
"Consultant" shall have the meaning given that term in Section 4.11(a).

“Contracts” shall have the meaning given that term in Section 2.02(f).
“Cure Period” shall have the meaning given that term in Section 4.06.
“Customary Post-Closing Consents” shall mean consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“Defect Deductible” shall have the meaning given that term in Section 4.09.
“Defensible Title” shall have the meaning given that term in Section 4.05.
“Deposit” shall have the meaning given that term in Section 3.02(a).
“Dispute Notice” shall have the meaning given that term in Section 9.02(c).
“Effective Time” shall mean 7:00 a.m. Houston time on April 1, 2015.
“Environmental Defect” shall have the meaning given that term in Section 5.02.
“Environmental Defect Amount” shall have the meaning given that term in Section 5.04(a).
“Environmental Defect Notice” shall have the meaning given that term in Section 5.03.
“Environmental Defect Property” shall have the meaning given that term in Section 5.03.
“Environmental Examination Period” shall have the meaning given that term in Section 5.01.
“Environmental Laws” shall mean all applicable federal, state and local Laws (in each case, as the same have been amended prior to the date of this Agreement) pertaining to the environment (including natural resources), the prevention of pollution, the remediation of contamination, or the restoration of the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.
“Escrow Agent” shall mean Wells Fargo Bank, National Association.
“Escrow Agreement” shall mean that certain Escrow Agreement among Buyer, Seller, and Escrow Agent to be entered into pursuant to the terms hereof.
“Escrow Amount” shall mean $4,620,221.72.
“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Facilities” shall have the meaning given that term in Section 2.02(c).
“Files” shall have the meaning given that term in Section 2.02(h).
“Final Accounting Statement” shall have the meaning given that term in Section 9.02(c).
“GAAP” means United States generally accepted accounting principles, consistently applied, as published by the Financial Accounting Standards Board.
“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.
“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.
“Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the share of production from the relevant Well to which Seller is entitled.
“Income Taxes” shall mean any income, franchise and similar Taxes.
“Indemnitee” shall have the meaning given that term in Section 12.11(a).
“Indemnitor” shall have the meaning given that term in Section 12.11(a).
“Indemnity Deductible” shall have the meaning given that term in Section 12.05(a).
“Interim Period” shall mean that period commencing on the date of the execution of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement.
“Knowledge” shall mean, with respect to Seller and Buyer, the actual knowledge, without investigation, of the Persons listed on Schedule 1.01 hereto.
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” shall have the meaning given that term in Section 2.02(a).
“Liabilities” shall mean, except as provided in Section 12.10, any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Liens” shall mean any mortgage, lien, security interest or other charge or encumbrance, any financing lease having substantially the same economic effect as any of the foregoing, any assignment of the right to receive income, or any other type of preferential arrangement.
“Lowest Cost Response” shall mean the response allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets, obligations under the Leases, and the ongoing liability of the Buyer as a result of response) as compared to any other response that is allowed under Environmental Laws.
“Material Adverse Effect” shall mean an event or circumstance that results in a material adverse effect on the ownership or operation of the Assets taken as a whole and as currently operated as of the date of this Agreement, or an occurrence or event that materially hinders or impedes the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that no change, effect, event, occurrence, state of facts or development that arises or results from the following shall constitute a Material Adverse Effect: (a) changes in general economic, capital market, regulatory or political conditions or changes in applicable Law or the interpretation therefor; (b) changes that affect generally the oil and gas industry; (c) the declaration by the United States of a national emergency or acts of war or terrorism or act of God that, in any case, do not disproportionately affect the Assets in any material respect; (d) the entry into or announcement of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (e) any changes in commodity prices; (f) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; or (g) any normal decline in Well performance.
“Material Contract” shall mean the following (excluding any Leases) to the extent relating to the Assets:
(a)    any Contract that (i) can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) or (ii) cannot be terminated without penalty on 90 days or less notice;
(b)    any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(c)    any purchase and sale, transportation, processing, refining or similar Contract (in each case) to which Seller is a party or to which the Assets are subject to that is not terminable without penalty on 90 days or less notice;
(d)    any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing; and

(e)    any Contract between an Affiliate of Seller and Seller that will not be terminated on or prior to Closing.
“Net Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands and attributable to the Target Formations, multiplied by (c) Seller’s percentage Working Interest or undivided interest in such Lease, provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, the Parties shall agree on a separate calculation for each such area to calculate total Net Acre’s attributable to such Lease.
“Net Acre Allocation” means an amount per Net Acre as set forth on Exhibit A—Part 1 or Exhibit A—Part 1-A, as applicable.
“Net Revenue Interest”, with respect to any Well or Term Lease, means the percentage interest in and to all Hydrocarbons attributable to the Target Formations produced, saved, and sold from or allocated to such Well or Term Lease, after giving effect to all Royalties.
“Operating Expenses” means all operating expenses (including costs of insurance) and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and Overhead Costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, (b) obligations to plug Wells, dismantle Facilities, close pits or restore the surface around such Wells, Facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, Facilities or personal property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense and (f) any Asset Taxes or Income Taxes.
“Overhead Costs” shall mean, with respect to each Well operated by Seller or any of its Affiliates, (a) the overhead amount under the joint operating agreement applicable to such Well that would be attributable to Seller’s interest therein for the period of time from and after the Effective Time up to (and including) the Closing Date, or (b) if no such joint operating agreement is in existence with respect to any Well, then the amount obtained by multiplying (i) $45 per day for such Well operated by Seller or any of its Affiliates by (ii) the number of days elapsing from and after the Effective Time up to (and including) the Closing Date.
“Parties” shall have the meaning given that term in the preamble.
“Permitted Encumbrances” shall mean any of the following:
(a)    the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Seller its interests in any of the Assets, including the Leases and assignments thereof, to the extent that such agreements, instruments and documents do not operate to reduce any Net Revenue Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable), increase any Working Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding Net Revenue Interest of Seller, or reduce the number of Net Acres of Seller (as set forth in Exhibit A—Part 1);
(b)    any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein that individually or in the aggregate do not operate to reduce any Net Revenue Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable), increase any Working Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding Net Revenue Interest of Seller, or reduce the number of Net Acres of Seller (as set forth in Exhibit A—Part 1) and are customary in the industry and are not such as to interfere materially with the operation, value or use of any of the Assets, and (ii) materialman’s, mechanic’s, repairman’s, vendor’s, construction, employee’s, contractor’s, operator’s or other similar liens or charges for the payment of expenses arising in the ordinary course of business (in each case) that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business as identified on Schedule 1.01(a) as of the Effective Time and for which Seller retains liability for the period prior to the Effective Time;
(c)    any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business as identified on Schedule 1.01(b) as of the Effective Time and for which Seller retains liability for the period prior to the Effective Time;
(d)    any liens or security interests created by law;
(e)    any obligations or duties affecting the Assets to any municipality or Governmental Authority with respect to any franchise, grant, license or permit and all applicable Laws;
(f)    any easements, rights-of-way, servitudes, licenses, permits and other similar rights for the purposes of pipelines, transmission lines, Facilities or other similar fixtures or personalty that do not operate to reduce any Net Revenue Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable) or increase any Working Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding Net Revenue Interest of Seller, and any other matters set forth on Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable, and which would be considered acceptable by a reasonably prudent operator engaged in the business of owning and operating oil and gas properties;

(g)    all overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on, or deductions from the proceeds of production, that do not operate to reduce any Net Revenue Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable) or increase any Working Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding Net Revenue Interest of Seller, and any other matters set forth on Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable;
(h)    preferential rights to purchase or similar agreements;
(i)    Third Party consents to assignments or similar agreements to the extent set forth on Schedule 6.01(c);
(j)    such Title Defects as Buyer has waived or has been deemed to have waived, or which are remedied at Closing pursuant to Section 4.07;
(k)    all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein;
(l)    all Contracts, including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements, (in each case) that do not operate to reduce any Net Revenue Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable), increase any Working Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding Net Revenue Interest of Seller, or reduce the number of Net Acres of Seller (as set forth in Exhibit A—Part 1);
(m)    all defects and irregularities (i) based on a gap in Seller’s chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice, or (ii) to the extent affecting any depths other than the Target Formations;
(n)    all defects and irregularities affecting the Assets that do not operate to reduce any Net Revenue Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable), increase any Working Interest of Seller (as set forth in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable) without a proportionate increase in the corresponding Net Revenue Interest of Seller, reduce the number of Net Acres of Seller (as set forth in Exhibit A—Part 1) or otherwise interfere materially with the operation or use of the Assets as currently operated and which would be considered acceptable by a reasonably prudent operator engaged in the business of owning and operating oil and gas properties; and
(o)    any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract for borrowed money, (in each case) to which the Assets are subject and all related security agreements or similar agreements associated therewith, so long as such Assets are released as security under such Contracts on or before the Closing.
“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.
“Properties” shall have the meaning given that term in Section 2.02(b).
“Purchase Price” shall have the meaning given that term in Section 3.01.
“Retained Liabilities” means all Liabilities and obligations, known or unknown, arising from, based upon, related to or associated with (i) Seller’s failure to properly, timely and legally pay, in accordance with the terms of any Lease and applicable Laws, all Royalties with respect to the Assets due by Seller and attributable to Seller’s ownership of the Assets prior to the Effective Time (other than for amounts held in suspense pursuant to Section 10.05); (ii) any Liabilities to third parties for personal injury or death attributable to Seller’s operation of the Assets prior to the Closing Date; (iii) transportation or disposal of waste to premises not included in the Assets occurring prior to the Closing Date and (iv) any Assets excluded pursuant to Section 4.07, Section 5.04 or Section 4.12(a).
“Royalties” shall have the meaning given that term in Section 6.01(i).
“Seller” shall have the meaning given that term in the preamble.
“Seller Indemnitees” shall mean Seller and its respective members, partners, shareholders, Affiliates, successors and assigns, and the officers, board of directors and/or managers, employees, agents, and representatives of all of the foregoing Persons.
“Seller Taxes” shall mean (a) Income Taxes imposed by any applicable laws on Seller, and (b) Asset Taxes allocable to Seller pursuant to Section 14.01 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 9.02, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 14.01(c)).
“Special Warranty” shall have the meaning given that term in Section 4.02.
“Special Warranty Notices” shall have the meaning given that term in Section 4.03.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Target Acreage” shall mean oil and gas leases covering the Target Formation located within N/2 of T15N R5W, T16N R5W, T17N R5W, T17N R6W, or T18N, R5W of Kingfisher County, Oklahoma.
“Target Acreage Payment Amount” means an amount equal to Seller’s actual and documented direct costs of acquisition, excluding Seller’s overhead, internal or administrative costs for Target Acreage acquired by Seller or its Affiliates during the period between the date of the execution of this Agreement and the Closing Date.
“Target Formations” means the depths and formations underlying and located within Kingfisher County, Oklahoma conveying all rights below the base of the Chester which generally include the stratigraphic equivalent depths found in the Marlin Oil Company, Morrow-1 well (API # 35-073-243300000), located in Section 15, Township 16N and Range 7W, Kingfisher County, Oklahoma, with that stratigraphic equivalent (being the base of the Chester and top of the Mississippi) found on the electric log at the measured vertical depth of 7,642 feet. The Parties recognize that the actual depths of the Target Formations will vary across the Leases.
“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means any taxes, assessments and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.
“Term Leases” shall have the meaning given that term in Section 2.02(a).
“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Title Benefit” shall mean any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Seller in any Well or Term Lease above that shown on Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable, to the extent not causing a greater than proportionate increase in Seller’s Working Interest in such Well or Term Lease above that shown in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable, (b) to decrease the Working Interest of Seller in any Well or Term Lease below that shown for such Term Lease in Exhibit A—Part 1-A or Well in Exhibit A—Part 2, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable or (c) to increase the Net Acres of Seller in any Lease or Term Lease above that shown in Exhibit A—Part 1 or Exhibit A—Part 1-A, as applicable.
“Title Benefit Amount” shall have the meaning given that term in Section 4.08(b).

“Title Benefit Property” shall have the meaning given that term in Section 4.08(a).
“Title Defect” shall have the meaning given that term in Section 4.05.
“Title Defect Amount” shall have the meaning given such term in Section 4.07(a).
“Title Defect Notice” shall have the meaning given such term in Section 4.06.
“Title Defect Property” shall have the meaning given such term in Section 4.06.
“Title Examination Period” shall have the meaning given that term in Section 4.04.
“Transfer Taxes” shall have the meaning given that term in Section 14.02.
“Unit Interests” shall have the meaning given that term in Section 2.02(a).
“Wells” shall have the meaning given that term in Section 2.02(b).
“Working Interest”, with respect to any Term Lease or Well, means the percentage interest in and to such Term Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Term Lease or Well, but without regard to the effect of any Royalties.
Section 1.02    Interpretation. As used in this Agreement, unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.” The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. All references herein to “Sections” and “Articles” in this Agreement shall refer to the corresponding Section and Article of this Agreement unless specific reference is made to such sections of another document or instrument. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.
ARTICLE II
ASSETS
Section 2.01    Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer all of Seller’s right, title and interest in and to the Assets.
Section 2.02    Assets. Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets, all of Seller’s right, title and interest in and to:
(a)    (i) the oil and gas leases and forced pooling orders more particularly described in Exhibit A – Part 1 (Seller’s interests in such leases, including all overriding royalty interests, collectively, the “Leases”), (ii) the oil and gas leases more particularly described in Exhibit A – Part 1-A (Seller’s interests in such leases, including all overriding royalty interests, collectively the “Term Leases”), (iii) the overriding royalty interests more particularly described in Exhibit A – Part 1-B, and (iv) the interests in any units or pooled or communitized lands arising on account of the Leases and Term Leases having been unitized or pooled into such units or with such lands (Seller’s interests in such units, the “Unit Interests”);
(b)    all oil and gas wells attributable to the Leases, Term Leases, or Unit Interests (Seller’s interests in such wells, collectively and including the wells set forth on Exhibit A—Part 2, the “Wells”, and the Leases, the Term Leases, the Unit Interests and the Wells being collectively referred to hereinafter as the “Properties”);
(c)    all production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities to the extent appurtenant to or used in connection with the Properties (collectively, the “Facilities”);
(d)    all permits, licenses, servitudes, easements, rights-of-way, surface fee interests and other surface use agreements to the extent used in connection with the ownership or operation of the Properties or the Facilities, including those described in Exhibit A-Part 3;
(e)    the Hydrocarbons produced and saved from or attributable to the Properties from and after the Effective Time and all Hydrocarbons produced therefrom prior to the Effective Time that are in storage prior to sale and that are upstream of the sales metering point as of the Closing Date;
(f)    all contracts and agreements insofar as such contracts and agreements relate to the Properties, including those listed in Exhibit A  – Part 4 that can be transferred without additional consideration to such Third Parties (or including such licensed data in the event Buyer agrees to pay such additional consideration) (collectively, the “Contracts”);
(g)    all Imbalances relating to the Properties as of the Effective Time; and
(h)    all records, files, contracts, orders, agreements, maps, data, schedules, reports and logs primarily relating to the Assets in Seller’s possession (collectively referred to as the “Files”).
Section 2.03    Excluded and Reserved Assets. The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets. The “Excluded Assets” shall mean:
(a)    any Leases, or portions thereof, or other Assets that are excluded due to Title Defects or Environmental Defects;

(b)    except to the extent Buyer has an indemnification obligation in favor of Seller under this Agreement, any trade credits, accounts receivable, proceeds or revenues of Seller or its Affiliates attributable to the Assets and accruing prior to the Effective Time;
(c)    all rights to proceeds from Hydrocarbons produced from or attributable to the Properties with respect to any periods of time prior to the Effective Time that are not in storage prior to sale and that are upstream of the sales metering point as of the Closing Date, and all proceeds attributable thereto;
(d)    all claims of Seller for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes allocable to Seller pursuant to Section 14.01, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any period (or portion thereof) prior to the Effective Time;
(e)    except to the extent Buyer has an indemnification obligation in favor of Seller under this Agreement, all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Properties, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;
(f)    all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets;
(g)    except to the extent Buyer has an indemnification obligation in favor of Seller under this Agreement, all rights, titles, claims and interests of Seller or its Affiliates under any policy or agreement of insurance or indemnity;
(h)    except to the extent Buyer has an indemnification obligation in favor of Seller under this Agreement, all rights and claims of Seller or its Affiliates relating to the Assets and attributable to periods of time prior to the Effective Time;
(i)    all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with Seller, its Affiliates or their businesses;
(j)    all privileged attorney-client (i) communications and (ii) other documents (other than title opinions);
(k)    all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties;
(l)    except to the extent Buyer has an indemnification obligation in favor of Seller under this Agreement, all audit rights of Seller or its Affiliates arising under any of the Contracts with respect to any periods of time prior to Closing or to any of the Excluded Assets, except for any Imbalances;

(m)    all materials, information and analyses developed or prepared in connection with marketing the Assets, including presentations, valuations and bidder lists and all communications with marketing advisors;
(n)    all amounts paid by any Person to Seller or its Affiliates as overhead for periods of time accruing prior to Closing under any joint operating agreements burdening the Assets;
(o)    the rights, titles or interests described in Exhibit B and those portions of the oil, gas, and mineral leases shown on the map in Exhibit B (and the operating rights, working interests, net revenue interests, and other rights to Hydrocarbons therein) to the extent located within the boundary of such depicted units; and
(p)    all master services agreements.
Section 2.04    Revenues and Expenses. Except as expressly provided otherwise in this Agreement, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, from and after Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time from and after the Effective Time. All Operating Expenses attributable to the Assets (in each case) that are: (a) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall be paid by or allocated to Buyer. Seller shall, upon receipt of any amounts owed to Buyer under this Section 2.04 that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Buyer. Buyer shall, upon its receipt of any amounts owed to Seller under this Section 2.04 that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Seller.
ARTICLE III
CONSIDERATION
Section 3.01    Purchase Price. The consideration for the purchase, sale and assignment of the Assets by Seller to Buyer is Buyer’s payment to Seller of the sum of $46,202,217.15 (the “Purchase Price”), as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”).
Section 3.02    Deposit.
(q)    Within 3 Business Days of the execution of this Agreement, Buyer shall deposit by wire transfer in same day funds with the Escrow Agent the Escrow Amount (such amount, including any interest earned thereon, the “Deposit”) pursuant to the terms of the Escrow Agreement. The fees and expenses of the Escrow Agent shall be borne one-half by Buyer and one-half by Seller.

(r)    If (i) Seller is ready, willing and able to assign the Assets and all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of: (A) the failure of Buyer to perform in any material respects any of its obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in any material respect, then Seller shall have the right to terminate this Agreement and Seller and Buyer shall promptly direct the Escrow Agent to deliver the Deposit to Seller, free of any claims by Buyer thereto, as liquidated damages as its sole remedy. The provision for payment of liquidated damages in this Section 3.02(b) has been included because, in the event of a termination of this Agreement described in this Section 3.02(b), the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.
(s)    If this Agreement is terminated by the mutual written agreement of Buyer and Seller or if the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 3.02(b), then Buyer shall be entitled to the immediate return of the Deposit, free of any claims by Seller with respect thereto and Buyer and Seller shall promptly so instruct the Escrow Agent. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 11.02.
Section 3.03    Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit A—Part 1, Exhibit A—Part 1-A, Exhibit A—Part 1-B, and Exhibit A—Part 2. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit A—Part 1, Exhibit A—Part 1-A, Exhibit A—Part 1-B, or Exhibit A—Part 2 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein.
Section 3.04    Purchase Price Allocation. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal Income Tax purposes among the Assets in accordance with Section 1060 of the Code and, to the extent allowed by applicable Laws, in a manner consistent with the Allocated Values within 30 days after the Closing Date (the “Allocation”). If Seller and Buyer reach an agreement with respect to the Allocation, (i) the Parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax Returns (including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code), and neither Seller nor Buyer shall take any position in any Tax Return that is inconsistent with the Allocation unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE IV
TITLE MATTERS
Section 4.01    General Disclaimer of Title Warranties and Representations. Except as set forth in the Assignments and without limiting Buyer's remedies for Title Defects set forth in this Article IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer's sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 4.07 and (b) after Closing, shall be pursuant to the Special Warranty of title set forth in the Assignments.
Section 4.02    Special Warranty. If the Closing occurs, then the Assignments shall contain a special warranty of title effective as of the Closing Date whereby Seller shall warrant Defensible Title to the Properties to Buyer as of the Closing Date, against every Person whomsoever lawfully claiming the same or any part thereof by, through or under Seller, or any Affiliates of Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”). Seller warrants to Buyer that it holds title to all of its Assets (excluding the Properties) as of the Closing Date, free and clear of any claim, mortgage, lien, right or encumbrance by, through or under Seller, or any Affiliates of Seller, but not otherwise, except for Permitted Encumbrances.
Section 4.03    Recovery on Special Warranty. From and after the expiration of the Title Examination Period, Buyer shall be entitled to furnish Seller written claim notices meeting the requirements of Section 4.06 setting forth any and all matters which Buyer intends to assert as a breach of Seller’s Special Warranty (collectively the “Special Warranty Notices” and individually a “Special Warranty Notice”). Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 4.03. Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such breach. For purposes of the Special Warranty, the value of the Term Leases, Wells and/or Leases set forth on Exhibit A—Part 1, Exhibit A—Part 1-A, or Exhibit A—Part 2, as applicable, shall be deemed to be the Allocated Value thereof, as may be adjusted herein. Buyer’s recovery on the Special Warranty shall be limited to the Allocated Value of such Term Lease, Well or Lease, without duplication of any recovery by Buyer pursuant to Section 4.07. Seller shall be entitled to offset amounts attributable to any breach of the Special Warranty with respect to any Asset by the amount of Title Benefits with respect to such Asset; provided that Seller has given Buyer notice of such Title Benefit prior to the date that is 30 days following the date Seller receives the applicable Special Warranty Notice.
Section 4.04    Title Examination Period. Commencing on the date of the execution of this Agreement and ending 45 days following signing at 5:00 p.m. Houston time (the “Title Examination Period”), Seller shall, subject to Section 7.01, (a) permit Buyer and/or its representatives to examine, in a reasonable manner, during regular business hours and in Seller’s and its Affiliates’ offices, all abstracts of title, title opinions, title files, ownership maps, Property files, assignments, division orders, operating records and agreements (including the Contracts) pertaining to the Assets insofar as same may now be in existence and in the possession of Seller or its Affiliates and (b) subject to Third Party operator approval and the provisions of Section 7.01 hereof, permit Buyer and/or its representatives, during regular business hours and at Buyer’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (other than environmental inspections which are covered by Section 5.01 hereof); provided, however Seller will use commercially reasonable efforts to obtain a waiver of any such restrictions in favor of Buyer.
Section 4.05    Title Defects. An Asset shall be deemed to have a “Title Defect” if Seller is found to have less than Defensible Title thereto, without duplication, and it is reasonably estimated to individually (a) require an expenditure in excess of $25,000 to remedy or (b) reduce the value of such Asset by an amount in excess of $25,000. For purposes of this Agreement, the term “Defensible Title” shall mean such title of Seller that, as of the Effective Time, and subject to and except for the Permitted Encumbrances:
(i)    with respect to any Well (but limited to any currently producing interval or specified formation or reservoir set forth in Exhibit A—Part 2 to the extent within the Target Formations):
(A)    entitles Seller to receive not less than the amount set forth in Exhibit A—Part 2 as the Net Revenue Interest for such Well of all Hydrocarbons produced, saved and marketed from such Well, without reduction of such interest throughout the duration of the life of such Well, except (1) as set forth in Exhibit A—Part 2, (2) decreases in connection with those operations to the extent permitted under this Agreement in which Seller may from and after the date of this Agreement be a non-consenting co-owner, (3) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement, and (4) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries to the extent accounted for under Section 9.02(b);
(B)    obligates Seller to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such Well not greater than the Working Interest for such Well (shown in Exhibit A—Part 2), without increase throughout the duration of the life of such Well, except (1) as set forth in Exhibit A—Part 2, (2) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (3) increases to the extent that they are accompanied by a proportionate increase in Seller’s corresponding Net Revenue Interest (set forth in Exhibit A—Part 2);
(ii)    with respect to any Lease or Term Lease (but limited to any specified formation or reservoir set forth in Exhibit A—Part 1 or Exhibit A—Part 1-A, as applicable, to the extent within the Target Formations):
(A)     entitles Seller to not less than the Net Acres set forth in Exhibit A—Part 1 or Exhibit A—Part 1-A, as applicable, except for (1) as set forth in Exhibit A—Part 1 or Exhibit A—Part 1-A, as applicable, (2) decreases in connection with those operations in which Seller may from and after the date of this Agreement be a non-consenting co-owner, and (3) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement;
(B)    such Lease and Term Lease is valid and in full force and effect;
(iii)    with respect to any Term Lease (but limited to any specified formation or depth restrictions set forth in Exhibit A—Part 1-A to the extent within the Target Formations):
(A)    entitles Seller to receive not less than the amount set forth in Exhibit A—Part 1-A as the Net Revenue Interest for such Term Lease of all Hydrocarbons produced, saved and marketed from such Term Lease, without reduction of such interest throughout the duration of the life of such Term Lease, except (1) as set forth in Exhibit A—Part 1-A, (2) decreases in connection with those operations to the extent permitted under this Agreement in which Seller may from and after the date of this Agreement be a non-consenting co-owner, and (3) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement;
(B)    obligates Seller to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such Term Lease not greater than the Working Interest for such Term Lease (shown in Exhibit A—Part 1-A), without increase throughout the duration of the life of such Term Lease, except (1) as set forth in Exhibit A—Part 1-A, (2) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (3) increases to the extent that they are accompanied by a proportionate increase in Seller’s corresponding Net Revenue Interest (set forth in Exhibit A—Part 1-A); and
(iv)    is free and clear of all material Liens and encumbrances.
Notwithstanding the foregoing, none of the following shall constitute a Title Defect: (1) the loss of or reduction of interest in any Lease, Term Lease, Well or other Property following the date hereof due to: (x) any election or decision made by Seller in accordance with applicable joint operating agreements as permitted under this Agreement or (y) the expiration of the primary or secondary term of any Lease or Term Lease that does not materially differ from the date of expiration set forth on Exhibit A—Part 1 or Exhibit A—Part 1-A, as applicable; (2) defects based solely on (A) lack of information in Seller’s or its Affiliates’ files, or (B) references to a document(s) if such document(s) is not in Seller’s or its Affiliates’ files; (3) defects in the chain of title prior to April 1, 1995 which have not resulted in any adverse claims since such date; (4) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Property; (5)

defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another party’s actual and superior claim of title to the relevant Property; (6) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; (7) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for seven and a half years or more; (8) defects based on failure to record Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Property is located; or (9) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless (a) such defects relate to a Well currently operated by Seller and (b) a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage is not subordinated to the Lease applicable to such Property.
Section 4.06    Notice of Title Defects. If Buyer discovers any Title Defect, Buyer shall promptly notify Seller thereof prior to the expiration of the Title Examination Period. To be effective, such notice (a “Title Defect Notice”) shall be in writing and shall include (a) a description of each alleged Title Defect, (b) the Asset or portion thereof affected thereby (each “Title Defect Property”), (c) the value of such Title Defect Property (which shall be the Allocated Value thereof), (d) documentation sufficient to reasonably support such asserted Title Defect, and (e) the amount which Buyer reasonably believes to be the Title Defect Amount resulting from such alleged Title Defect and the computations and information upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing any Title Defects, Buyer agrees to use reasonable efforts to give Seller, each Monday following the execution of this Agreement but prior to the expiration of the Title Examination Period, written notice of all Title Defects (as well as any claims that would be claims under the Special Warranty set forth in the Assignments) discovered by Buyer during the previous week, which notice may be preliminary in nature and supplemented from time to time prior to expiration of the Title Examination Period; provided, however, that Buyer’s failure to notify Seller as set forth above shall not constitute a waiver of any such alleged Title Defect to the extent that notice is received prior to the expiration of the Title Examination Period. Subject to Buyer’s rights with respect to any breach by Seller of Section 7.03, any matters that may otherwise constitute Title Defects but that are not specifically disclosed to Seller pursuant to a Title Defect Notice delivered to Seller prior to the expiration of the Title Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes. Seller shall have the right, but not the obligation, to attempt to cure any asserted Title Defects of which it has been advised by Buyer at any time prior to sixty days after the Closing Date (the “Cure Period”). During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Files in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects. No reduction shall be made to the Purchase Price with respect to any Title Defect properly asserted in good faith prior to the expiration of the Title Examination Period (“Asserted Title Defects”) for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period or for which Seller has provided notice to Buyer prior to or on the Closing

Date that Seller disputes the existence, in whole or in part, which notice shall include a description of the matters in dispute. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.11 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. Subject to Section 4.09, the Title Defect Amounts resulting from the Title Defects asserted by Buyer and not cured by Seller prior to Closing shall be retained by the Escrow Agent at Closing from the Deposit, unless the Parties agree otherwise; provided, however, to the extent such Title Defect Amounts (together with any other amounts held by the Escrow Agent pursuant to Section 5.03) exceed the Deposit, at the Closing, Buyer shall deposit with the Escrow Agent a portion of the Purchase Price equal to such excess (without duplication); provided further, however (i) if, Seller elects to cure an Asserted Title Defect, the Title Defect Amount resulting from such Asserted Title Defect shall be released to Seller upon cure if such Asserted Title Defect is cured by the expiration of the Cure Period, and if not cured by then, such Title Defect Amount shall be released to Buyer at such time, or if the Parties have not agreed on (x) the proper and adequate cure for any such Title Defect, (y) the Title Defect Amount and/or (z) whether the Asserted Title Defect constitutes a Title Defect (each a “Disputed Title Matter”), then such Title Defect Amount shall be treated as provided in the following sub-part (ii), and (ii) if an Asserted Title Defect is a Disputed Title Matter, such Asserted Title Defect shall be finally and exclusively resolved in accordance with the provisions of Section 4.11 and release of the Title Defect Amount by the Escrow Agent for such Asserted Title Defect shall be resolved in accordance therewith. If, prior to the expiration of the Cure Period, a Disputed Title Matter exists, then such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 4.11.
Section 4.07    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount therefor pursuant to Section 4.11, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.06 is not waived in writing by Buyer or cured during the Cure Period, Seller may, at its sole election for each Title Defect:
(a)    subject to Section 4.09, reduce the Purchase Price by an amount (the “Title Defect Amount”) agreed to by Seller and Buyer, or if Seller and Buyer are unable to agree on the amount of such Title Defect, an amount determined by the Consultant under Section 4.11, to the extent so agreed or determined prior to Closing, in which event the Parties shall (subject to the other terms of this Agreement) proceed to Closing, each Title Defect Property shall be assigned to Buyer subject to such Title Defect and Buyer shall pay to Seller the Purchase Price as so adjusted, provided if at the Closing Date, Seller has not cured the Title Defect, but elects to cure such Title Defect during the Cure Period, the Parties shall instruct Escrow Agent to disburse the Escrow Amount to Seller in accordance with the provisions of Section 4.06; or
(b)    retain the Title Defect Property and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of the Title Defect Property, in which event such Title Defect Property shall become an Excluded Asset, the Parties shall (subject to the other terms of this Agreement) proceed to Closing, and Buyer shall pay to Seller the Purchase Price as so adjusted.

Section 4.08    Title Benefits.
(a)    Should either Party or such Party’s representatives discover any Title Benefit on or before the end of the Title Examination Period, Seller shall have the right and Buyer shall have the obligation to notify the other Party thereof on or before the end of the Title Examination Period, which notice shall include (i) a description of the Title Benefit(s), (ii) the Asset affected (each, a “Title Benefit Property”), (iii) the alleged Allocated Value of such Title Benefit Property, (iv) documentation sufficient to reasonably support the asserted Title Benefit, and (v) the amount by which the asserting Party reasonably believes the Allocated Value of such Title Benefit Property is increased by the alleged Title Benefit, which must be greater than $25,000 to be asserted by such Party, and the computations and information upon which such Party’s belief is based.
(b)    With respect to each Title Benefit Property reported under Section 4.08(a), (i) if the Net Acres of such Title Benefit Property is greater than the Net Acres set forth in Exhibit A—Part 1, then the Purchase Price shall be increased by an amount equal to the product of the positive difference between such Net Acre amounts for the applicable Title Benefit Property multiplied by the Net Acre Allocation; (ii) if the Net Revenue Interest of such Title Benefit Property is greater than the Net Revenue Interest stated therefor on Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable, then the Purchase Price shall be increased by an amount equal to the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the actual Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable and (iii) if the Working Interest of such Title Benefit Property is less than the Working Interest stated therefor on Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable (without a proportionate reduction in the corresponding Net Revenue Interest stated on Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable), then the Purchase Price shall be increased by an amount mutually agreed by Seller and Buyer. Provided that the Purchase Price shall not be increased by any Title Benefit Amount, unless and until the aggregate amount of all qualifying Title Benefit Amounts exceed 1% of the Purchase Price (the “Benefit Deductible”). The amount by which the Purchase Price is increased pursuant to the preceding sentences of this Section 4.08(b) shall be referred to herein as the “Title Benefit Amount.”
Section 4.09    Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Title Defect if the sum of all Title Defect Amounts and Environmental Defect Amounts does not exceed 2% of the Purchase Price (the “Defect Deductible”), (b) in the event that the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 4.07 shall be applicable only to the portion thereof that exceeds the Defect Deductible (such Defect Deductible being a true deductible), and (c) except for Buyer’s rights under the Special Warranty in the Assignments, Section 4.07 (as limited by this Section 4.09), and Section 4.11 shall, subject to Buyer’s rights with respect to any breach by Seller of Section 7.03, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Title Defect or any other title matter related to the Assets and Buyer waives any and all other rights, at Law or in equity, with respect thereto.
Section 4.10    Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of each Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined by the Parties in accordance with the following terms and conditions:
(a)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(b)    if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(c)    if the Title Defect represents a discrepancy between (i) the actual Net Acres for any Lease and (ii) the Net Acres stated therefor in Exhibit A—Part 1, then the Title Defect Amount shall be the product of the positive difference between such Net Acre amounts for such Lease multiplied by the Net Acre Allocation;
(d)    if the Title Defect represents a discrepancy between (i) the Net Revenue Interest for any Term Lease or Well and (ii) the Net Revenue Interest stated therefor in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such affected Term Lease or Well multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A—Part 1-A or Exhibit A—Part 2, as applicable;
(e)    if the Title Defect represents an obligation upon, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the cost and expense of curing such Title Defect;
(f)    the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(g)    notwithstanding anything to the contrary in this Section 4.10, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon a Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Section 4.11    Resolution of Title and Environmental Matters.
(a)    If, after good faith efforts, Seller and Buyer are not in agreement as to (i) whether a Title Defect or an Environmental Defect asserted in a Title Defect Notice or Environmental Defect Notice exists, (ii) the Title Defect Amount of a particular Title Defect, or the Environmental Defect Amount of a particular Environmental Defect, (iii) whether a Title Benefit exists or the Title Benefit Amount, or (iv) whether a Title Defect or Environmental Defect has been cured prior to the expiration of the Cure Period, Seller and Buyer will submit the dispute to arbitration as provided in this Section following written notice from one Party to the other Party that such Party is initiating dispute resolution in accordance with this Section, such notice to describe in reasonable detail the nature and specifics of the dispute. The matter to be arbitrated shall be submitted to an oil and gas title attorney with at least 10 years’ experience in the county where the affected Property is located (or the nearest county where a reasonably acceptable title attorney may be found), selected by Seller and Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert in the county where the affected Property is located (or the nearest county where a reasonably acceptable environmental expert may be found), selected by Seller and Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). In the event Seller and Buyer are unable to agree on any Consultant, Seller on the one hand and Buyer on the other hand will each appoint one Consultant and the two Consultants so appointed will appoint a third Consultant and the three Consultants so appointed will resolve such matter by majority decision. The cost of each Consultant shall be borne one-half by Buyer and one-half by Seller. Seller and Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect or benefit in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the 5th Business Day after appointment of the Consultant(s). In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. By the 20th day following the submission of the matter to the Consultant(s), applying the principles set forth in this Section 4.11, the Consultant(s) shall make a determination of the matter submitted. The decision of the Consultant(s) shall be in writing and conclusive and binding on Seller and Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. The Consultant(s)' decision shall also state, when applicable, the positive or negative adjustments which the Parties should make to the Purchase Price based upon the decision rendered. The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, may not hear or decide any matters except the specific title or environmental disputes presented to them and may not award damages, interest, costs or penalties to either Party.
(b)    If the Consultant(s) have made no determination with respect to the matters subject to arbitration prior to Closing, then all adjustments to the Purchase Price required as a result of the Consultant's determination shall be accounted for in the Final Accounting Statement.
Section 4.12    Consents to Assign. With respect to each Consent set forth in Schedule 6.01(c), promptly, but in no event later than five (5) days after the date of this Agreement, Seller shall send to the holder of each such Consent a notice (in form reasonably satisfactory to Buyer) in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent as required.
(a)    If (i) Seller fails to obtain a Consent set forth in Schedule 6.01(c) prior to Closing and the failure to obtain such Consent would cause (A) the assignment of the Assets affected thereby to Buyer to be void or (B) the termination of a Lease or Contract under the express terms thereof or (ii) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Consent (with respect to an Asset excluded pursuant to this Section 4.12(a)) that was not obtained prior to Closing is obtained within ninety (90) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(b)    If Seller fails to obtain a Consent set forth in Schedule 6.01(c) prior to Closing (i) and the failure to obtain such Consent would not cause (A) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or (B) the termination of a Lease or Contract under the express terms thereof and (ii) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.
(c)    Prior to Closing and during the ninety (90) day period following Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 6.01(c); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.
ARTICLE V
ENVIRONMENTAL

Section 5.01    Environmental Examination Period. Commencing on the date of the execution of this Agreement and ending 45 days following signing at 5:00 p.m. Houston time (the “Environmental Examination Period”), Seller shall, subject to Third Party operator and surface owner approval (which, upon Buyer’s request, Seller shall use commercially reasonable efforts to obtain, provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such approval rights) and the provisions of Section 7.01 hereof, permit Buyer and/or its representatives, in a reasonable manner, during regular business hours and at Buyer’s sole risk, cost and expense, to conduct reasonable environmental inspections of the Assets, provided that such inspections shall not include the sampling or testing of any environmental media (air, soil, surface or ground water, or sediments) or the operation of any equipment on the Assets or the real property on which the Assets are located.
Section 5.02    Environmental Defect. An Asset shall be deemed to have an “Environmental Defect” if Buyer discovers that such Asset is subject to an individual condition (i) constituting a violation of Environmental Laws or (ii) consisting of soil and/or groundwater contamination that is required to be remediated at the present time pursuant to applicable Environmental Laws, in the case of either (i) or (ii) with respect to which the net present value (using a 10% discount rate) of the Lowest Cost Response therefor is reasonably estimated to require expenditures in excess of $50,000.
Section 5.03    Notice of Environmental Defects. If Buyer discovers any Environmental Defect, Buyer shall promptly notify Seller thereof prior to the expiration of the Environmental Examination Period. To be effective, such notice (an “Environmental Defect Notice”) shall be in writing and shall include (a) a description of each alleged Environmental Defect, (b) the Asset or portion thereof affected thereby (each “Environmental Defect Property”), (c) the value of such Environmental Defect Property (which shall be the Allocated Value thereof), (d) documentation sufficient to reasonably support such asserted Environmental Defect, and (e) the amount which Buyer reasonably believes to be the net present value (using a 10% discount rate) of the Lowest Cost Response to cure such alleged Environmental Defect and the computations and information upon which Buyer’s belief is based. Subject to the Retained Liabilities and Buyer’s remedies under Article XII, any matters that may otherwise constitute Environmental Defects but that are not specifically disclosed to Seller pursuant to an Environmental Defect Notice prior to the expiration of the Environmental Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes (including, without limitation, Article XII of this Agreement). Seller shall have the right, but not the obligation, to attempt to cure any asserted Environmental Defect on or before the expiration of the Cure Period. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the expiration of the Environmental Examination Period, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Environmental Examination Period; provided, however, that Buyer’s failure to notify Seller as set forth above shall not constitute a waiver of any such alleged Environmental Defect to the extent that notice is received prior to the expiration of the Environmental Examination Period. No reduction shall be made to the Purchase Price with respect to any Environmental Defect properly asserted in good faith prior to the expiration of the Environmental Examination period

(“Asserted Environmental Defect”) for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure the asserted Environmental Defect during the Cure Period or for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller disputes the existence, in whole or in part, which notice shall include a description of the matters in dispute. Each Environmental Defect Property affected by an Asserted Environmental Defect shall not be conveyed to Buyer at Closing pending the resolution of such Environmental Defect pursuant to the terms of this Section 5.03 and Section 5.04. Subject to Section 5.05, the Allocated Value of the Assets for which Buyer has asserted an Asserted Environmental Defect shall be retained by the Escrow Agent at Closing from the Deposit, unless the Parties agree otherwise with respect to any Asserted Environmental Defect prior to Closing; provided however, to the extent such Allocated Value (together with any other amounts held by the Escrow Agent pursuant to Section 4.06) exceeds the Deposit, at the Closing, Buyer shall deposit with the Escrow Agent a portion of the Purchase Price equal to such excess (without duplication); provided further, however, (i) if Seller elects to cure an Asserted Environmental Defect, (a) if such Asserted Environmental Defect is cured by the end of the Cure Period, subject to Buyer’s right to dispute the completion of the cure in (ii) below, the Allocated Value of the applicable Environmental Defect Property shall be released by the Escrow Agent to Seller and the Environmental Defect Property shall be conveyed to Buyer, but (b) if cure has not been achieved by the end of the Cure Period, the Allocated Value for the applicable Environmental Defect Property shall be released by the Escrow Agent to Buyer and the applicable Environmental Defect Property shall be retained by Seller, or (ii) if an Asserted Environmental Defect is one for which Seller properly disputes the existence or if Buyer disputes that the Seller has cured an Asserted Environmental Defect, in whole or in part, such Asserted Environmental Defect (or the completion of the cure) shall be finally and exclusively resolved in accordance with the provisions of Section 4.11 and release of the Allocated Value by the Escrow Agent for such Asserted Environmental Defects shall be resolved in accordance therewith.
Section 5.04    Remedies for Environmental Defects. Subject to Seller’s right to dispute the existence of an Environmental Defect and/or the Lowest Cost Response therefor and Buyer’s right to dispute the completion of a cure of an Asserted Environmental Defect pursuant to Section 4.11, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 5.03 is not waived in writing by Buyer or cured prior to the Closing Date, the remedy in clause (a) below shall apply unless either Party elects the remedy in clause (b) below if the Environmental Defect Amount with respect to any Environmental Defect is in excess of the Allocated Value of the Environmental Defect Property:
(b)    subject to Section 5.05, reduce the Purchase Price by an amount determined in good faith by the Parties to be the Lowest Cost Response to cure such Environmental Defect (the “Environmental Defect Amount”), in which event each Environmental Defect Property shall be assigned to Buyer subject to such Environmental Defect; or
(c)    Seller shall retain the Environmental Defect Property and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of each Environmental Defect Property, in which event such Environmental Defect Property shall become an Excluded Asset.

For the avoidance of doubt, if Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure an asserted Environmental Defect during the Cure Period in accordance with Section 5.03, the applicable procedures set forth in Section 5.03 shall apply.
Section 5.05    Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Environmental Defect if the sum of all Environmental Defect Amounts and Title Defect Amounts does not exceed the Defect Deductible, (b) in the event that the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 5.04 shall be applicable only to the portion thereof that exceeds the Defect Deductible (such Defect Deductible being a true deductible), and (c) other than for the Retained Liabilities and the remedies provided to Buyer in Article XII, Section 5.04 (as limited by this Section 5.05) and Section 4.11 shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Environmental Defect or any matter that could have constituted an Environmental Defect, any obligations imposed under Environmental Laws, or any other environmental matters with respect to the Assets or environmental matters generally, and Buyer waives any and all other rights, at Law or in equity, with respect thereto.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.01    Representations and Warranties of Seller. Subject to the matters specifically listed or disclosed in the Schedules (as added, supplemented or amended pursuant to Section 7.09), Seller represents and warrants to Buyer as follows:
(a)    Organization. Seller is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation.
(b)    Qualification. Seller is duly qualified to do business and is in good standing in Oklahoma and each other jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.
(c)    Authorization / Consents. The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents. Other than (i) as set forth on Schedule 6.01(c), and (ii) those consents of Governmental Authorities customarily obtained post-Closing, Seller is not required to (A) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (B) obtain any consent from any other Third Party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement (each, a “Consent”).
(d)    Enforceability. This Agreement has been duly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.
(e)    Noncontravention. Except as described on Schedule 6.01(e), and except for Customary Post-Closing Consents, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Seller will violate or breach the terms of, cause a default under, result in the creation or imposition of any Lien or encumbrance on any of the Properties, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under: (A) any applicable Law, (B) the organizational documents of Seller, or (C) to Seller’s Knowledge, any Material Contract.
(f)    Litigation. Except for the litigation described on Schedule 6.01(f), as of the date of this Agreement, there are no suits, actions or litigation before or by any Governmental Authority that are pending or, to Seller’s Knowledge, threatened against (i) Seller that are attributable to Seller’s ownership of the Assets or (ii) the Assets.
(g)    Brokers’ Fees. Except as described on Schedule 6.01(g), Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer will be liable or obligated.
(h)    Taxes. Except as described on Schedule 6.01(h),
(i)    all Asset Taxes that have become due and payable prior to the Effective Time have been duly paid, and all Tax Returns with respect to Asset Taxes required to be filed prior to the Effective Time have been timely filed;
(ii)    no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending;
(iii)    there are no Liens (other than Permitted Encumbrances) on any of the Assets attributable to Taxes; and
(iv)    none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 6.01(h) are the only representations and warranties in this Agreement with respect to Tax matters.

(i)    Royalty Payments. Except as described on Schedule 6.01(i), all shut-in royalties, overriding royalties and other royalties or similar burdens on production with respect to the Leases that have become due and payable as of the Effective Time (“Royalties”) have been duly paid (other than royalties held in escrow or suspense accounts) in all material respects.
(j)    Hydrocarbon Sales. Except as described on Schedule 6.01(j), Seller is not obligated by virtue of a production payment or any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving payment for the production commensurate with Seller’s ownership in and to the Assets.
(k)    Environmental Matters.
(i)    Except as described on Schedule 6.01(k), as of the date of this Agreement, (i) Seller has not received any written notice of violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise remedied to the satisfaction of the relevant Governmental Authority; (ii) no suits, actions or litigation is pending or to Seller’s Knowledge, threatened under Environmental Law with respect to the Assets or Seller’s ownership or operation of the Assets except as would not have a Material Adverse Effect; (iii) to Seller’s Knowledge, there has been no release or disposal of any contamination on the Assets that is reasonably likely to give rise to liability under Environmental Law except as would not have a Material Adverse Effect; (iv) no lien arising under Environmental Law are on any of the Assets except as would not have a Material Adverse Effect; or (v) the Assets and the operation thereof are not subject to any order, consent agreement or similar agreement with any Governmental Authority with respect to Environmental Law except as would not have a Material Adverse Effect.
(ii)    Seller has provided Buyer with a copy of that certain Internal Phase I Assessment of the Wells conducted by Alicia Cook, Gastar’s Environmental Health and Safety Coordinator during the period of April 6-9th, 2015; provided that for the avoidance of doubt, Seller makes no representations regarding the accuracy or completeness of such assessment.
(iii)    This Section 6.01(k) is the sole and exclusive representation by Seller or its Affiliates with respect to any Environmental Law or environmental matter.
(l)    Compliance with Laws. Except as described on Schedule 6.01(l), Seller's operation of the Assets has been, in all material respects, in accordance with all Laws, orders, rules and regulations of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto. Since the Effective Time, Seller has not received any written notice of any such violation. Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 6.01(l) with respect to any matters relating to the environment or Environmental Law, which representations and warranties are set forth in Section 6.01(k).
(m)    Contracts. Exhibit A – Part 4 lists all Material Contracts. As of the date of this Agreement, Seller has not received any written notice alleging any breach by Seller of such Material Contracts that has not been previously cured or otherwise remedied and to Seller’s Knowledge (i) there is no breach by any counterparties to such Material Contracts, and (ii) each of the Material Contracts is in full force and effect.
(n)    AFEs. Schedule 6.01(n) contains a true and correct list as of the Effective Time of all material authorities for expenditures (collectively, “AFEs”) relating to the Assets operated by Seller, and to Seller’s Knowledge, the Assets not operated by Seller, to drill or rework Wells or for capital expenditures with respect to the Assets that have been proposed by any Person having authority to do so other than internal AFEs of Seller not delivered to Third Parties. For the purposes of this Section 6.01(n), an AFE shall be material if, net to Seller’s interest, such AFE exceeds $100,000 and such AFE is (or was as of the Effective Time) valid and outstanding.
(o)    Preferential Purchase Rights. There are no preferential rights to purchase or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.
(p)    Imbalances. Except as set forth in Schedule 6.01(p), as of the dates set forth on Schedule 6.01(p), there are no Imbalances attributable to the Assets operated by Seller, and to Seller’s Knowledge, the Assets not operated by Seller, as of the Effective Time which require payment from Buyer to a Third Party or for which Buyer would otherwise be responsible.
(q)    Payout Balances. Schedule Section 6.01(q) contains a complete list of the estimated status of any “payout” balance, as of the dates shown in such Schedule, for each Property operated by Seller, and to Seller’s Knowledge, for each Property not operated by Seller, that is subject to a reversion or other adjustment at some level of cost recovery or payout.
(r)    Plugging and Abandonment. Except as set forth in Schedule 6.01(r), there are no Wells operated by Seller located on the Leases that:
(i)    Seller has received an order from any Governmental Authority requiring that such Well be plugged and abandoned;
(ii)    were producing as of the Effective Time, but that as of the date of this Agreement are shut in and have been for more than twenty (20) days, or temporarily abandoned; or

(iii)    to Seller’s Knowledge, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Assets.
(s)    Calls. Seller has not granted to any Person any call upon, option to purchase, or similar rights with respect to any portion of the production from the Assets operated by Seller.
(t)    Non-Consent Operations. Seller has not elected with respect to any operation or activity proposed to Seller with respect to the Properties which could result in any of Seller’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election by Seller not to participate in such operation or activity.
(u)    Suspended Funds. There are no proceeds from production attributable to the Properties (as of January 31, 2015 for gas and as of February 28, 2015 for oil) that are currently held in suspense by Seller, other than as shown on Section 6.01(u).
Section 6.02    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
(a)    Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of Texas.
(b)    Qualification. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary.
(c)    Authorization / Consents. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority or, except as set out in Schedule 6.02(c) hereto, any Third Party in order for Buyer to consummate the transactions contemplated by this Agreement.
(d)    Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.
(e)    Noncontravention. Except where same would not hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under: (%4) any applicable Law, (%4) the organizational documents of Buyer, or (%4) any material contract of Buyer.
(f)    Litigation. There are no suits, actions or litigation before or by any Governmental Authority that are pending or, to Buyer's Knowledge, threatened against Buyer or any Affiliate of Buyer that would hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.
(g)    Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.
(h)    Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller at the Closing.
(i)    Investment. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets.
(j)    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.
ARTICLE VII
CERTAIN COVENANTS
Section 7.01    Access. Buyer hereby agrees to defend, indemnify, release and hold harmless the Seller Indemnitees and all co-owners of the Assets from and against any and all Liabilities arising out of or relating to the access to Seller’s or its Affiliates’ offices or the Assets by Buyer and/or its Affiliates and their respective officers, employees, agents, advisors and representatives in connection with this Agreement or any due diligence activity conducted by Buyer or its Affiliates or any of their respective officers, employees, agents, advisors or representatives in connection with the transactions contemplated by this Agreement. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS SECTION 7.01 SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY

LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE.
Section 7.02    Confidentiality. Buyer acknowledges that, by virtue of its right of access to the Files and the Assets hereunder, Buyer will become privy to confidential and other information of Seller and its Affiliates and that such confidential information shall be held confidential by Buyer and Buyer’s and its Affiliates and their respective officers, employees, agents, advisors or representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets).
Section 7.03    Dispositions of Assets. During the Interim Period, Seller shall not, without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, (b) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, or (c) transfers, farmouts, sales or other similar dispositions of Assets, in one or more transactions, not exceeding in the aggregate $100,000 of consideration (in any form).
Section 7.04    Operations. Except as provided in this Agreement, during the Interim Period, Seller shall (a) use commercially reasonable efforts to operate and maintain, or cause any applicable Third Party operator to operate and maintain, the Assets, consistent with past practices, (b) provide prompt notice to Buyer of any written notice received by Seller of a material claim asserting any breach of contract, tort, or violation of Law or suit that, in each case, directly impacts any of the Assets, (c) to the extent known to Seller, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a Third Party to engage in any material transaction with respect to the operation of the Assets, and (d) fulfill all material contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments. In addition, during the Interim Period, except as set forth on Schedule 7.04, Seller shall not, without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed, (a) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of $100,000; (b) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of $100,000 that is proposed by any Third Party, or elect not to participate in any operation with respect to the Assets that is proposed by any Third Party; (c) enter into any contract that would constitute a Material Contract hereunder; except in each case of subsections (a) through (c) above, where such operation is (i) in connection with an AFE listed in Schedule Section 6.01(n), (ii) in response to an emergency, or (iii) is necessary to maintain or prevent forfeiture of a Lease or other Property; (d) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets; or (e) except for the Permitted Encumbrances, mortgage or pledge or create or suffer to exist any encumbrance on any of the Assets. Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.
Section 7.05    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets, are transferable or are to be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates relating to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities for Buyer to own and, where appropriate, operate, the Assets.
Section 7.06    Non-Solicitation of Employees. From and after the date of this Agreement until the date that is 12 months after the Closing Date or the date this Agreement is terminated pursuant to Section 11.01, Buyer and its Affiliates may not solicit or hire any officer or employee of Seller or its Affiliates without first obtaining the prior written consent of Seller; provided that this prohibition shall not apply to offers of employment made by Buyer or its Affiliates pursuant to a general solicitation of employment to the public or the industry.
Section 7.07    Additional Interests. During the period prior to the Closing Date, Seller or its Affiliates may acquire Target Acreage. At Closing, (a) the Purchase Price shall be increased by the Target Acreage Payment Amount and (b) Exhibit A—Part 1 or Exhibit A—Part 1-A, as applicable, shall be revised to include all of the Target Acreage acquired by Seller or its Affiliates prior to Closing as part of the Leases for all purposes under this Agreement.
Section 7.08    Seller’s Rights Under Chesapeake Agreement. Prior to the Closing, subject to the terms and conditions of the Chesapeake Cooperation Agreement, Seller shall use commercially reasonable efforts to comply with provisions of the Chesapeake Cooperation Agreement pertaining to assignment and assumption of rights under that agreement.
Section 7.09    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known on the date of the execution of this Agreement or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8.02 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of the execution of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 7.10    Knowledge of Breach. Buyer will notify Seller promptly and in reasonable detail of any Knowledge Buyer or any Affiliate of Buyer, or any of their respective officers or representatives has on or prior to the execution of this Agreement that any representation, warranty, covenant, or other agreement of Seller contained in this Agreement is, becomes, or will be untrue, or has been or may be breached, as applicable, in any material respect on or before the Closing Date. No breach of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and none of Buyer or any Affiliate of Buyer shall have any claim or recourse against Seller or any Affiliate of Seller, or their respective directors, officers, employees, Buyers, controlling persons, agents, advisors or representatives with respect to such breach, if Buyer or any Affiliate of Buyer, or any of their respective officers or representatives, had Knowledge prior to the execution of this Agreement of such breach or of the threat of such breach or the circumstances giving rise to such breach.
Section 7.11    Casualty. If any Asset shall be damaged or destroyed by fire or other casualty before the Closing, Seller, at its sole option, and upon written notice prior to Closing to Buyer, may elect (1) to exclude such Asset from this Agreement or (2) cause such Assets to be repaired and restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date). In the event that the Asset to be excluded pursuant to this Section 7.11 is the entirety of the Lease or Term Lease, as applicable, the Purchase Price shall be reduced by the Allocated Value of the Lease or Term Lease, as applicable, and associated Wells, if any, to be excluded. In the event that the Asset sought to be excluded is less than the entirety of a Lease or Term Lease, as applicable, the Purchase Price shall be reduced by a mutually agreed upon amount. If Seller elects not to delete or repair such Asset from this Agreement as aforesaid, and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyer any insurance proceeds actually received by it by reason of such casualty, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies and against all third parties in respect of such casualty; provided however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, and interest in any claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such casualty loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01    Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:
(d)    Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.

(e)    Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
(f)    Pending Matters. No suit, action or other proceeding (instituted by a Person other than Seller or its Affiliates) shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
(g)    Execution and Delivery of Closing Documents. Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.
(h)    Performance Bonds. Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or Seller’s Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.05.
(i)    Consents. Buyer shall have obtained all material consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) any Governmental Authority (other than the Customary Post-Closing Consents) or any other consents required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made.
(j)    Termination Threshold. The aggregate amount of all Title Defect Amounts, Environmental Defect Amounts (whether such amounts are agreed or in dispute at the time of Closing), and Allocated Value of Assets excluded pursuant to Section 4.12(a) and exercised or outstanding preferential purchase rights shall not exceed 20% of the Purchase Price.
Section 8.02    Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:
(a)    Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.
(b)    Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
(c)    Pending Matters. No suit, action or other proceeding (initiated by a Person other than Buyer or its Affiliates) shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)    Execution and Delivery of Closing Documents. Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.
(e)    Consents. Seller shall have obtained consents required under the Chesapeake Cooperation Agreement and the Acreage Trade and Purchase Agreement and, subject to Section 4.12, Seller shall have obtained all material consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) any Governmental Authority, and any other consents, including the consents to assignments of Contracts, required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made.
(f)    Termination Threshold. The aggregate amount of all Title Defect Amounts, Environmental Defect Amounts (whether such amounts are agreed or in dispute at the time of Closing), and Allocated Value of Assets excluded pursuant to Section 4.12(a) and exercised or outstanding preferential purchase rights shall not exceed 20% of the Purchase Price.
ARTICLE IX
CLOSING
Section 9.01    Time and Place of Closing. If the conditions referred to in Article VIII have been satisfied or waived in writing, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins LLP located at 1001 Fannin Street, Houston, Texas 77002, at 10:00 a.m., Houston time, on June 22, 2015 or such earlier or later date as is mutually agreed by the Parties (the “Closing Date”).
Section 9.02    Closing Statement; Adjustments to Purchase Price at Closing. Seller shall prepare and deliver to Buyer not later than 3 Business Days prior to Closing, a statement prepared in accordance with GAAP which sets forth Seller's good faith estimate of the adjustments of the Purchase Price made in accordance with the following provisions (the "Closing Statement"), reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Closing Statement and the calculation of the adjustments used to determine such amount:
(c)    At the Closing, the Purchase Price shall be increased in the following amounts:
(i)    all costs and expenses (including royalties, capital expenditures, lease operating expenses, overhead, rentals, lease renewals, and other lease maintenance payments but excluding, for the avoidance of doubt, any Asset Taxes and Income Taxes) paid by Seller that are (A) attributable to the Assets and (B) attributable to any period of time from and after the Effective Time;
(ii)    the Overhead Costs;

(iii)    the value of all merchantable Hydrocarbons produced from or attributable to the Properties prior to the Effective Time that are in storage prior to sale and that are upstream of the sales metering point as of the Closing Date;
(iv)    the sum of all Title Benefit Amounts of any Title Benefits for which the Title Benefit Amounts have been determined prior to Closing pursuant to Section 4.08;
(v)    the Target Acreage Payment Amount;
(vi)    the amount of all Asset Taxes allocated to Buyer in accordance with Section 14.01 but paid or otherwise economically borne by Seller;
(vii)    the amount of any applicable adjustments for Imbalances as of the Effective Date; and
(viii)    any other amount provided for in this Agreement or agreed upon by Seller and Buyer.
(d)    At the Closing, the Purchase Price shall be decreased, as set forth in the Closing Statement, in the following amounts:
(v)    except for any Excluded Asset, the amount of all proceeds received by Seller with respect to the Assets that are attributable to the period of time from and after the Effective Time (but in no event including Hydrocarbons produced prior to the Effective Time);
(vi)    if Seller makes the election under Section 4.07(a) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing or, the Title Defect Amount associated with an Asserted Title Defect that has not been cured by Seller prior to Closing and is being held by the Escrow Agent pursuant to Section 4.06;
(vii)    unless Seller or Buyer makes the election under Section 5.04(b) with respect to an Environmental Defect, the Environmental Defect Amount with respect to such Environmental Defect if the Environmental Defect Amount has been determined prior to Closing or, the Allocated Value associated with an Asserted Environmental Defect that has not been cured by Seller prior to Closing and is being held by the Escrow Agent pursuant to Section 5.03;
(viii)    the Allocated Value of any Assets removed from the transaction pursuant to Section 4.07(b), Section 4.12(a), or Section 5.04(b);
(ix)    the amount of all Asset Taxes allocated to Seller in accordance with Section 14.01 but paid or otherwise economically borne by Buyer;

(x)    the amount of any applicable adjustments for Imbalances as of the Effective Date; and
(xi)    any other amount provided for in this Agreement or agreed upon by Seller and Buyer.
(e)    Seller shall prepare within 90 days after the Closing Date and furnish to Buyer a final accounting statement setting forth the adjustments and pro-rating of any amounts provided for in Article IX or elsewhere in this Agreement, including, without limitation, any adjustments required pursuant to the dispute resolution procedures set forth in Section 4.11 (the “Final Accounting Statement”). Buyer shall within 30 days after receipt of the Final Accounting Statement deliver to Seller a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Accounting Statement (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Accounting Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Accounting Statement, the Final Accounting Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than 5 days after such agreement. During the foregoing periods of time, either Party may at its own expense audit the other Party’s books, accounts and records relating to production proceeds, operating expenses and Asset Taxes paid that may have been adjusted on account of this transaction. Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party. The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.
(f)    If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within 15 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to Opportune LLP, or such other party as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit. Within 30 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

Section 9.03    Actions of Seller at Closing. At the Closing, Seller shall:
(c)    execute and deliver to Buyer assignments, substantially in the form of Exhibit C (the “Assignments”), and such other instruments, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary or desirable to convey ownership, title and possession of the Assets to Buyer;
(d)    execute and deliver to Buyer a Mineral Deed, substantially in the form of Exhibit D;
(e)    deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);
(f)    deliver to Buyer releases of any mortgages and terminations of any security interests (in each case) with respect to the Assets that secure Seller’s and/or its Affiliates’ credit facilities;
(g)    execute and deliver to Buyer change of operator forms executed by Seller, suitable for with the applicable Government Authority;
(h)    execute and deliver to Buyer, all Letters-in-Lieu or division orders;
(i)    execute and deliver any other agreements that are provided for herein or are necessary or desirable to effectuate the transactions contemplated hereby;
(j)    execute and deliver all other forms required by any Governmental Authority relating to the assignment of the Assets and relating to the assumption of operations by Buyer;
(k)    deliver possession of the Assets to Buyer subject to Section 10.02; and
(l)    to the extent permitted by the Chesapeake Cooperation Agreement and the Acreage Trade and Purchase Agreement, Seller shall deliver an assignment to Buyer of all rights and obligations under the Chesapeake Cooperation Agreement and the Acreage Trade and Purchase Agreement, in each case, insofar and only insofar as such rights and obligations relate to the Assets.
Section 9.04    Actions of Buyer at Closing. At the Closing, Buyer shall:
(a)    deliver to Seller the Adjusted Purchase Price, less the Deposit, by wire transfer as set forth in Section 3.01;
(b)    deliver to Seller counterparts of the Assignments executed by Buyer; and
(c)    execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby and the appointment of Buyer as operator of the Assets operated by Seller as of the Effective Date.

Section 9.05    Actions of Buyer and Seller at Closing. At the Closing, Buyer and Seller shall instruct the Escrow Agent to pay the Deposit to Seller (less any amounts held back pursuant to Section 4.06 or Section 5.03 pending resolution of such matters related to Title Defects and Environmental Defects).
ARTICLE X
CERTAIN POST-CLOSING OBLIGATIONS
Section 10.01    Operation of the Assets After Closing. It is expressly understood and agreed that neither Seller nor any of its Affiliates shall be obligated to continue operating any of the Assets upon and after the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets upon and after the Closing.
Section 10.02    Files. Seller shall make the Files available for pickup by Buyer within 15 days after the Closing and Buyer shall pick up such Files on such date or within 5 days thereafter.
Section 10.03    Further Cooperation. After the Closing, and subject to the terms and conditions of this Agreement, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets made by the proper Party hereunder; provided that Seller shall have no further responsibility for any Operating Expenses following the adjustments made pursuant to the Final Accounting Statement.
Section 10.04    Document Retention.
(h)    Inspection. Subject to the provisions of Section 10.04(b) and Section 14.03, at Seller’s expense, Buyer agrees, and will cause its respective assigns to agree, that the Files related to all periods prior to the Final Accounting Statement shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of four (4) years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period and at its expense, make such copies thereof as it may reasonably request; provided, however, that such access by Seller (i) shall be conducted during the normal business hours of Buyer and (ii) shall not unreasonably interfere with the operations and activities of Buyer.
(i)    Destruction. Without limiting the generality of the foregoing, for a period of four (4) years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its respective assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof. At the written request of Seller, upon the conclusion of such period, Buyer shall offer to deliver to Seller, at Seller’s expense, the Files prior to destroying the same.
Section 10.05    Suspense Accounts. At Closing, Seller shall transfer or cause to be transferred to Buyer all funds held by Seller in suspense related to proceeds of production and attributable to Third Parties’ interests in the Properties or Hydrocarbon production from the Properties, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects. Buyer agrees to administer all such accounts and assume all payment obligations relating to such funds to the extent transferred by Seller to Buyer in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations.
ARTICLE XI
TERMINATION

Section 11.01    Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:
(m)    by mutual written consent of the Parties;
(n)    by either Party, by written notice to the other, if the Closing shall not have occurred on or before 5:00 p.m. Houston time on June 30, 2015; provided, however, that no Party can so terminate this Agreement if such Party is at such time in material breach of this Agreement;
(o)    by Seller, by written notice to Buyer, at Seller’s option, in the event the conditions set forth in Section 8.01 are not satisfied to the satisfaction of Seller at or prior to the Closing Date;
(p)    by Buyer, by written notice to Seller, at Buyer’s option, if the conditions set forth in Section 8.02 are not satisfied to the satisfaction of Buyer at or prior to the Closing Date;
(q)    by either Party, if consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any state or federal court or agency enjoining, restraining, prohibiting or awarding substantial damages in connection with (i) Seller’s proposed sale of Assets to Buyer, or (ii) consummation of the transactions contemplated by this Agreement;
(r)    by Buyer, by written notice to Seller, if the sum of all Title Defect Amounts and Environmental Defect Amounts, plus the Allocated Value of Assets excluded pursuant to Section 4.12(a) and exercised or outstanding preferential purchase rights exceeds 20% of the Purchase Price;

(s)    by Seller, by written notice to Buyer, if the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds 20% of the Purchase Price; or
(t)    by Seller, by written notice to Buyer, at Seller’s option, if Buyer has not deposited the Escrow Amount with the Escrow Agent within 3 Business Days of the execution of this Agreement.
Section 11.02    Effect of Termination. In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 11.01, then, except as provided in Section 3.02 and except for the provisions of Section 1.01, Section 1.02, Section 7.01, Section 7.02, this Section 11.02, Section 12.06, Section 12.08, Section 12.10, Section 13.01 and Article XV, this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any Party from Liability for any willful breach of its covenants or agreements hereunder; provided that if Seller retains the Deposit as liquidated damages pursuant to Section 3.02(b), then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any indirect, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity.
ARTICLE XII
ASSUMPTION AND INDEMNIFICATION
Section 12.01    Assumption and Indemnity. As of the Closing, but without limiting Buyer’s rights to indemnity under Section 12.04 of this Agreement, Buyer assumes and agrees to pay, perform and discharge, or cause to be paid, performed, and discharged, all obligations and Liabilities with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including:
(d)    all obligations (whether arising by Law or by contract) to properly plug and abandon all wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;
(e)    all Asset Taxes;
(f)    all Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law or otherwise relating to the environmental condition, effect or operation of the Assets;
(g)    all obligations to settle any Imbalances;
(h)    all obligations applicable to the lessee under any of the Leases; and

(i)    all other Liabilities with respect to the Assets arising prior to, on or after the Effective Time.
All such assumed obligations and Liabilities described above in this Section 12.01 are collectively referred to herein as the “Assumed Obligations”; provided that Buyer does not assume the Retained Liabilities, to the extent Seller has an indemnity obligation pursuant to Section 12.04, or the Excluded Assets, and “Assumed Obligations” does not include such matters.
Section 12.02    Indemnification by Buyer. Effective as of Closing, Buyer hereby defends, releases, indemnifies and holds harmless the Seller Indemnitees from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (a) any Assumed Obligation or (b) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement. The amount of Liabilities for which Seller is entitled to indemnity under this Section 12.02 shall be reduced by the amount of insurance proceeds realized by Seller or any of its Affiliates.
Section 12.03    Buyer's Environmental Indemnification. Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in Section 12.02, effective as of the Closing and except to the extent for which Seller’s indemnity and defense obligations in Section 12.04(b) apply and have not otherwise terminated, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay on a current basis and defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any environmental condition or other environmental matter related or attributable to the Assets regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or removal of any pollutant, contaminant, or hazardous or toxic substance, waste or material of any kind regulated under any Environmental Law in, on or under the Assets or other property (whether neighboring or otherwise) and including any Liability of any Seller Indemnitees with respect to the Assets under any Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.), the Clean Water Act (33 U.S.C. §§ 466 et. seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et. seq.), the Oil Pollution Act (33 U.S.C. § 2701 et. seq.), any and all amendments to the foregoing, and all state and local Environmental Laws, provided however that Buyer does not assume and does not agree to defend, indemnify, hold harmless or release Seller Indemnitees from and against any Liabilities arising from, based upon, related to or associated with the Excluded Assets or the Retained Liabilities nor any actions by Seller after the Closing Date associated with Seller’s efforts to cure any environmental Defects during the Cure Period.
Section 12.04    Indemnification by Seller. From and after Closing, Seller hereby defends, indemnifies and holds harmless the Buyer Indemnitees from and against any and all Liabilities caused by, arising from or attributable to (a) the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, (b) the Retained Liabilities or (c) any Seller Taxes. The amount of Liabilities for which Buyer is entitled to indemnity under this

Section 12.04 shall be reduced by the amount of insurance proceeds realized by Buyer or any of its Affiliates.
Section 12.05    Limitations.
(a)    Buyer Indemnitees shall not be entitled to assert any right to indemnification pursuant to Section 12.04 (i) for any individual Liability unless the amount with respect to such Liability exceeds $50,000 and (ii) until the aggregate amount of all such Liabilities exceeding $50,000 and actually suffered by Buyer Indemnitees in connection therewith exceeds 2% of the Purchase Price (the “Indemnity Deductible”), and then only to the extent such Liabilities exceeding $50,000 exceed, in the aggregate, the Indemnity Deductible (it being agreed that such Indemnity Deductible shall be a true deductible).
(b)    In no event shall Seller ever be required to indemnify the Buyer Indemnitees for Liabilities under Section 12.04 exceeding, in the aggregate, 25% of the Purchase Price; and Buyer (on its own behalf and on behalf of the other Buyer Indemnitees) waives, releases and forever discharges Seller from any and all Liabilities under Section 12.04 in excess of this aggregate amount; provided, however the limitations set forth in clauses (a) and (b) of this Section 12.05 shall not apply to Retained Liabilities that the Buyer does not assume under Section 12.01.
Section 12.06    Negligence and Fault. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 7.01, SECTION 12.02, SECTION 12.03, AND SECTION 12.04) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE.
Section 12.07    Exclusive Remedy. From and after Closing, each of the Parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all Liabilities pursuant to or in connection with this Agreement, the purchase of the Assets by Buyer and the sale of the Assets by Seller or otherwise in connection with the transactions contemplated hereby shall be limited to the indemnification provisions set forth in this Agreement. Except for the remedies contained in (a) this Article XII, (b) the Special Warranty of title in the Assignments and (c) as otherwise expressly provided in this Agreement, effective as of Closing, each Party, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges the other Party and its Affiliates and all such parties' shareholders, partners, members, board of directors and/or supervisors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or Seller, as applicable, or its respective Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive

Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates, excluding, however, any contractual rights (apart from this Agreement) existing as of the date hereof between (a) Buyer or any of Buyer's Affiliates, on the one hand, and (b) Seller or any of Seller's Affiliates, on the other hand, under contracts between them relating to the Assets (if any).
Section 12.08    Expenses. Notwithstanding anything herein to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to enter into, and consummate the transactions contemplated by, this Agreement.
Section 12.09    Survival; Knowledge.
(a)    The representations and warranties of Seller and Buyer in Article VI (other than (i) the representations in Section 6.01(g) and Section 6.02(g), and (ii) the representations in Section 6.01(h), which shall survive until the expiration of the applicable statute of limitations with respect to the underlying Tax claim) and the covenants and agreements of Seller shall survive the Closing for a period of 18 months. Subject to the foregoing and as set forth in Section 12.09(b), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 12.04(b) shall terminate 24 months after the Closing and the other indemnities in Article XII shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered on or before such termination date (other than Retained Liabilities related to any Assets excluded pursuant to Section 4.07, Section 5.04 or Section 4.12(a) , which shall survive the Closing without time limit).
Section 12.10    Non-Compensatory Damages. None of the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind or loss of business opportunity arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnitees, and Seller, on behalf of each of the Seller Indemnitees, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits or loss of business opportunity, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 12.11    Indemnification Actions. All claims for indemnification under this Article XII shall be asserted and resolved as follows:
(a)    For purposes of this Agreement, the term “Indemnitor” when used in connection with particular damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular damages shall mean a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.
(b)    To make claim for indemnification under this Article XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 12.11 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Claim or otherwise prejudices the Indemnitor’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Claim under this Article XII. The Indemnitee is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.
(d)    If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the terms hereof. If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 12.11. An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all

Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnitor does not agree to indemnify the Indemnitee within the 30 day period specified in Section 12.11(c) or fails to give notice to the Indemnitee within such 30 day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnitee shall have the right to defend against the Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such damages, or (iii) dispute the claim for such damages. If such Indemnitor does not respond to such Claim Notice within such 30 day period, such Indemnitor will be deemed to dispute the claim for damages.
Section 12.12    Characterization of Indemnity Payments. The Parties agree that any indemnity payments made pursuant to this Article XII shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.
ARTICLE XIII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES
Section 13.01    Disclaimers of Representations and Warranties.
(j)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).
(k)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR

WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.
(l)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(m)    OTHER THAN EXPRESSLY SET FORTH IN SECTION 6.01(K) OF THIS AGREEMENT, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL

RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE V OF THIS AGREEMENT AND OTHER THAN EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER ACKNOWLEDGES IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(n)    SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 13.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE XIV
TAX MATTERS

Section 14.01    Allocation of Asset Taxes.
(c)    Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.
(d)    For purposes of determining the allocations described in Section 14.01(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes that are ad valorem or property Taxes) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(e)    To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 9.02, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 14.01.
Section 14.02    Transfer Taxes. Buyer shall bear and pay all (i) sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”) and (ii) required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer.  Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 14.03    Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.
Section 14.04    Refunds. Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 14.01, and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 14.01.  If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 14.04, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.
Section 14.05    Post-Closing Taxes. Subject to Buyer’s indemnification rights under Article XII of this Agreement, Buyer shall be responsible for payment to the applicable Governmental Authorities of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless from any failure to make such payments.
ARTICLE XV
MISCELLANEOUS
Section 15.01    Filings, Notices and Certain Governmental Approvals. As soon as reasonably possible after the Closing, but in no event later than 90 days after such Closing, Buyer shall remove the names of Seller and its Affiliates, including “Gastar” and all variations thereof, from the Assets. Promptly after Closing, Buyer shall make all requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish all transactions contemplated by this Agreement.

Section 15.02    Entire Agreement. This Agreement, the Confidentiality Agreement, the documents to be executed pursuant hereto and the exhibits and schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.
Section 15.03    Waiver. No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 15.04    Publicity. Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.
Section 15.05    No Third Party Beneficiaries. Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract.
Section 15.06    Assignment. Neither Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void. Any assignment made by either Party as permitted hereby shall not relieve such Party from any Liability or obligation hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.
Section 15.07    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, AS TO MATTERS RELATING TO TITLE TO THE ASSETS, THE LAWS OF THE STATE OF OKLAHOMA SHALL APPLY AS TO THE PROPERTY LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) THAT STATE. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 15.08    Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), telex, facsimile (provided any such facsimile is confirmed by written confirmation), telecopy, or electronic mail transmission (“email”) (provided that receipt of such email is requested and received) to the addresses of Seller and Buyer set forth below. Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Seller:	Gastar Exploration Inc. Attention: Henry J. Hansen 1331 Lamar, Suite 650 Houston, Texas 77010 Phone: 713-739-0443 Fax: 713-739-0458 Email: hhansen@gastar.com

Buyer:	Oklahoma Energy Acquisitions, LP Attention: Scott K. Cowand 15021 Katy Freeway, Suite 400 Houston, Texas 77094 Phone: 832-916-4623 Fax: 281-530-5278 Email: scowand@altamesa.net

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.
Section 15.09    Exclusivity. Until the earlier of Closing or the termination of this Agreement in accordance with its terms, Seller will not (a) solicit, initiate, or encourage the submission of a proposal or offer from any Person relating to the acquisition of any of the Assets or any substantial portion of the Assets or (b) participate in any negotiations regarding, furnish any information with respect to, assist any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer promptly if any Person makes any written proposal or offer with respect to any of the foregoing.
Section 15.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 15.11    Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.
Section 15.12    Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties.
Section 15.13    Schedules and Exhibits. The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER

By:	GASTAR EXPLORATION INC.

By: /s/ Michael A. Gerlich
Name:    Michael A. Gerlich
Title:    Sr. Vice President and CFO

BUYER

By:	OKLAHOMA ENERGY ACQUISITIONS, LP

By:    ALTA MESA GP, LLC
Its:    General Partner

By: /s/ Harlan H. Chappelle
Name:    Harlan H. Chappelle
Title:    President & CEO